Exhibit 10.19
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of January 1, 2008 and is by and between GAIN Capital Holdings, Inc., a corporation organized under the laws of Delaware, including its subsidiaries and affiliates (the “Company”) and Glenn Stevens.
Recitals
WHEREAS, the Company desires to promote and secure for itself the services of Executive, and the Executive wishes to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth;
WHEREAS, Executive has served as Chief Executive Officer of the Company since June 7, 2007 and prior thereto served in various officer positions at the Company and its subsidiaries;
WHEREAS, the parties wish to amend and restate Executives terms of employment as set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment Term. The Company hereby agrees to employ the Executive directly or though a subsidiary, and the Executive hereby agrees to enter into such employment, as the Chief Executive Officer of the Company, through December 31, 2009, unless terminated sooner pursuant to Section 8 hereof (the “Initial Term”). The Term of this Agreement shall renew for an additional one-year period after the scheduled expiration of the Initial Term unless the Company or the Executive, at its or his sole and exclusive option and for any reason whatsoever, provides written notice to the other party not later than ninety (90) days prior to the scheduled expiration of the Initial Term that this Agreement shall not be renewed beyond the Initial Term (as used in this Agreement, “Term” shall apply to the Initial Term and any renewal term).
     2. Representations and Warranties. The Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and his compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which Executive is a party or by which Executive may be bound, or any legal duty that Executive owes or may owe to another.
     3. Duties and Extent of Services.
     (a) During the Term, the Executive shall serve as Chief Executive Officer of the Company and its primary domestic operating subsidiaries, with such duties, responsibilities and authority as are consistent with such position, subject to the oversight of the Company (the “Board”), and shall so serve faithfully and to the best of Executive’s ability under the direction and supervision of the Board. As an executive officer of the Company, the Executive shall be entitled to all of the benefits and protections to which all officers of the Company are entitled pursuant to the Company’s Amended and Restated Certificate of Incorporation, which shall include, but not be limited to, the rights of indemnification set forth in such Amended and Restated Certificate of Incorporation, and coverage under the Company’s directors’ and officers’ liability insurance as in effect from time to time.
     (b) During the Term, the Executive agrees to devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. Subject, however, to Section 11, 12 and 13 herein, the Executive may serve in charitable and civic positions and as a director of other companies with the prior consent of the Board, which consent shall not be unreasonably withheld. The Executive covenants, warrants, and represents that, subject to the activity he shall devote his full and best efforts to the fulfillment of his employment obligations, and he shall exercise the highest degree to loyalty and the highest standards of conduct in the performance of his duties.
     4. Compensation.
     (a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) of not less than $650,000 per year, payable in monthly installments. The Base Salary shall be reviewed by the Board annually and may be increased in the Board’s sole discretion. The Executive shall not receive any additional compensation from any subsidiary of the Company following the date hereof.
     (b) Bonus. The Executive will be eligible for payment of a bonus on an annual basis (the “Annual Bonus”) and a quarterly basis (the “Quarterly Bonuses”), as determined by the Company’s Compensation Committee in its sole discretion. The right to the Annual Bonus shall accrue on December 31st of each year, and Executive must be employed on that date to be eligible for the Annual Bonus, except as is expressly provided in Section 9. To the extent the Executive is entitled to receive an Annual Bonus and/or a fourth-quarter Quarterly Bonus for any calendar year, the Annual Bonus and/or such Quarterly Bonus shall be paid to the Executive after the end of the calendar year to which such Bonuses relate, at the same time as the Company pays bonuses to other executives generally; provided that in no event shall the Bonuses be paid later than the 15th day of the third month following the year in which the Bonuses are earned. To the extent the Executive is entitled to receive a Quarterly Bonus for one or more of the first three quarters of any calendar year, if any, the Bonuses shall be paid to the Executive, at the same time as the Company pays bonuses to other executives generally; provided that such payments are made prior to December 31 of the calendar year in which such Quarterly Bonuses are earned.
     5. Benefits. During the Term, tile Executive shall be entitled to participate in any and all benefit programs and arrangements generally made available by the Company to executive officers, including, but not limited to, pension plans, contributory and noncontributory welfare and benefit plans, disability plans and medical, death benefit and life insurance plans for which the Executive may be eligible during the Term. Furthermore, the Executive shall be permitted four (4) weeks of paid time off (“PTO”) during each calendar year. Accrued paid leave may be used for vacation, professional enrichment and education, sickness and disability. Unused leave shall not accrue from one calendar year to another.
     6. Expenses. During the Executive’s employment, the Executive will be reimbursed for travel, entertainment and other out-of-pocket expenses reasonably incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder, so long as (a) such expenses are consistent with the type and amount of expenses that customarily would be incurred by similarly situated corporate executives in the United States; and (b) the Executive timely provides copies of receipts for expenses in accordance with Company policy.
     7. Adherence to Company Policy. The Executive acknowledges that he is subject to insider information policies designed to preclude its employees from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or to its employees requiring such employees to abide by its inside information policies.
     8. Termination.
     (a) Disability. In accordance with applicable law, the Company may terminate the Executive’s employment at any time after the Executive becomes Disabled. As used herein, “Disabled” means the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company.
     (b) Death. The Executive’s employment with the Company will terminate upon the death of the Executive.
     (c) Termination with Cause. The Company may terminate the Executive’s employment at any time for “Cause” by providing written notice of such termination to the Executive. As used herein, “Cause” means any of the following, as determined by the Board:
          (i) the Executive’s material breach of this Agreement;
          (ii) the Executive’s gross negligence (other than as a result of this ability or occurring after the Executive’s provision of notice in connection with a resignation for Good Reason) or willful misconduct in carrying out his duties hereunder, resulting in harm to the Company;
          (iii) the Executive’s material breach of any of his fiduciary obligations as an officer of the Company;
          (iv) any conviction by a court of law of, or entry of a pleading of guilty or not contendere by the Executive with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations;
          (v) the Executive willfully or recklessly engages in conduct which either is materially or demonstrably injurious to the Company, monetarily or otherwise.
     For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board, or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. In addition, as to subsections (i)-(iii) above, if the action or inaction in question is susceptible of a cure, then no finding of Cause shall occur prior to written notice to the Executive setting forth in reasonable detail the action or inaction at issue, and the Executive’s failure to cure such condition following a cure period of no less than sixty (60) days.
     (d) Termination Without Cause. The Company, at the direction of the Board, may terminate the Executive’s employment without Cause at any time upon no less than ninety (90) days prior written notice, or ninety (90) days’ pay in lieu of notice.
     (e) Resignation for Good Reason. The Executive may resign from his employment with the Company for Good Reason by providing written notice to the Board that an event constituting Good Reason has occurred and the Executive desires to resign from his employment with the Company as a result. Such notice must be provided to the Board by the Executive within sixty (60) days following the initial occurrence of the event constituting Good Reason. After receipt of such written notice, the Board shall have a period of sixty (60) days to cure such event; provided, however, the Board, may, at its sole option, determine not to cure such event and accept the Executive’s resignation effective thirty (30) days following the Board’s receipt of the Executive’s notice that an event constituting Good Reason has occurred. If the Board does not cure the event constituting Good Reason within the requisite sixty (60) day period, the Executive’s employment with the Company shall terminate on account of Good Reason thirty (30) days following the expiration of the Board’s cure period, unless the Board determines to terminate the Executive’s employment prior to such date. As used herein, “Good Reason” means that, without the Executive’s consent, any of the following has occurred:
          (i) a material diminution in the Executive’s authority, duties or responsibilities;
          (ii) a material diminution in the Executive’s Base Salary; or
          (iii) any action or inaction by the Company that constitutes a material breach by the Company of its obligations under this Agreement.
     (f) Resignation Without Good Reason. The Executive may resign from his employment with the Company without Good Reason (as that term is defined in Section 8(c)) at any time upon no less than ninety (90) days prior written notice to the Board. Upon such notice of resignation, the Company may, at its sole option, accept the Executive’s resignation effective as of a date prior to the resignation date specified in the notice, and in such event, the earlier date will be the effective date of termination of the Executive’s employment for all purposes hereunder.
     9. Compensation Upon Termination.
     (a) Disability. Upon termination of employment pursuant to Section 8(a), the Executive will receive any Base Salary accrued and unpaid as of such date as well as any accrued but unused PTO and appropriate expense reimbursements. If the Executive becomes disabled before the end of the fiscal year, the Executive will also receive an Annual Bonus for such fiscal year on a pro rata basis (1/12th of the Annual Bonus for each month in which he was employed on the last day of that month), but only to the extent that all prerequisites for receiving the Annual Bonus have otherwise been satisfied. Such pro rata bonus will be paid at the time that the annual bonus is paid to other executives. The Executive shall also be entitled to any

Quarterly Bonus for all quarters ending prior to and including the quarter in which there was an onset of Disability. The Company shall have no further obligations under this Agreement to the Executive.
     (b) Death. In the event of the Executive’s death, the Executive’s estate will receive his Base Salary accrued and unpaid as of the date of his death as well as any accrued but unused PTO and appropriate expense reimbursements. If the Executive dies before the end of the fiscal year, the Executive’s estate will receive an Annual Bonus for such fiscal year on a pro rata basis (1/12th of the Annual Bonus for each month in which he was employed on the last day of that month), but only to the extent that all prerequisites for receiving the Annual Bonus have otherwise been satisfied. Such pro rata bonus will be paid at the time that the annual bonus is paid to other executives. The Executive shall also be entitled to any Quarterly Bonus for all quarters ending prior to and including the quarter in which the Death occurs. The Company shall have no further obligations under this Agreement to the Executive.
     (c) Termination Without Cause, Resignation With Good Reason or Non-Renewal of Contract. If the Company terminates the Executive’s employment without Cause pursuant to Section 8(d), or if the Executive resigns for Good Reason pursuant to Section 8(e), or if the Company declines to renew the Executive’s contract pursuant to Section 1 and the Executive’s employment with the Company terminates on the last day of such term, the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. In addition, subject to the Executive’s execution and nonrevocation of the general release of claims described in Section 9(e) below and compliance with the requirements of Section 22 below, the Company will also pay and/or provide to the Executive (i) severance in an amount equal to eighteen (18) months of the Executive’s monthly Base Salary (the “Severance Amount”), minus applicable deductions and withholdings, which shall be paid to the Executive in accordance with the Company’s normal payroll practices in equal installments over the eighteen (18) month period following Executive’s last day of employment and which shall commence as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than sixty (60) days following the date of Executive’s last day of employment with the Company; (ii) in accordance with Section 4(b), the Executive will receive any accrued and unpaid Annual Bonus and Quarterly Bonus, minus applicable deductions and withholdings, for which he is eligible; (iii) notwithstanding the eligibility requirement that the Executive must be employed by the Company as of the date on which the Annual Bonus or Quarterly Bonus is paid, if the Executive’s employment is terminated before such date in accordance with Section 8(d) or 8(e), he will be eligible to receive a Quarterly Bonus and Annual Bonus on a pro rata basis (1112th of the Annual Bonus for each month in which he was employed on the last day of that month, and the Quarterly Bonus for all quarters ending prior to and including the quarter in which the termination occurs), minus applicable deductions and withholdings, but only to the extent that all prerequisites for receiving the Annual Bonus and Quarterly Bonus have otherwise been satisfied, with such pro rata bonus being paid at the time that the Annual Bonus or Quarterly Bonus, as applicable, is paid to other executives; (iv) notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2006 Equity Compensation Plan (or a successor plan), all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) held by the Executive at the time of his termination date that would have vested within the twenty-four (24) month period following the Executive’s termination date if the vesting schedule for such grants were based on a monthly vesting schedule, as opposed to the vesting schedule set forth in his grant agreement, shall become vested on the Executive’s termination date; and (v) the Company will provide continued health benefits to the Executive at the same premium rates charged to other then current employees of the Company for the eighteen (18) month period following his termination of employment, unless the Executive is otherwise covered by health insurance provided by a future employer. The Company has no further obligation under this Agreement to the Executive upon his termination without Cause, resignation for Good Reason, or the Company’s decision not to renew the contract. The obligations of the Company set forth in this Section 9(c) will be suspended and no longer enforceable if the Executive materially breaches the terms and conditions of Sections 9(e), 7, 10, 11, 12, 13, 14 or 15, which material breach is not cured (if capable of cure) within ten (10) days written notice of such breach.
     (d) Termination With Cause or Resignation Without Good Reason. If the Company terminates the Executive’s employment with Cause pursuant to Section 8(c), if the Executive resigns without Good Reason pursuant to Section 8(f), if the Executive resigns following his notice of nonrenewal of this Agreement or if the Executive is entitled to the severance benefits pursuant to Section 9(c) and either does not execute or revokes the general release of claims required pursuant to Section 9(e), the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. The Company shall have no further obligations under this Agreement to the Executive.
     (e) Release of Claims. As a condition for the payments of the Severance Amount and pro-rata Quarterly and Annual Bonuses provided in Section 9(c), the Executive must execute a general release of all claims (including claims under local, state and federal laws, but excluding claims for payment due under Section 9(c) that the Executive has or may have against the Company or any related individuals or entities. The release shall be in a form reasonably acceptable to the Company, and shall include confidentiality, cooperation, and non-disparagement provisions, as well as other terms requested by the Company that are typical of an executive severance agreement. The Severance Amount, pro-rata Quarterly and Annual Bonuses, acceleration of vesting and continued health benefits provided for in Section 9(c) are conditioned upon and will not be paid (or be provided) until the execution of the release and the expiration of any revocation period.
          10. Confidentiality; Return of Company Property.
     (a) The Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, business strategies, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, employees, customers and clients, and relationships between the Company and its business partners, including dealers, traders, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, Executive will not disclose any Confidential Information to any person or entity, except as Executive’s duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 10 shall not apply to

Confidential Information that otherwise becomes generally known to the public through no act of the Executive in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company, or which is required to be disclosed by court order or applicable law.
     (b) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by the Executive by or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive’s employment.
     11. Non-Competition. While the Executive is employed at the Company and for a period of eighteen (18) months after the termination of his employment with the Company for any reason (the “Non-Compete Term”), the Executive will not, directly or indirectly, own, maintain, finance, operate, engage in, assist, be employed by, contract with, license, or have any interest in, or association with a business or enterprise engaged in or planning to be engaged in, the Internet retail trading of foreign exchange, or any business engaged in by the Company, or approved for the Company or its affiliates to be engaged in by the Board of Directors of the Company, during his employment with the Company.
     12. Solicitation of Clients. During the periods in which the provisions of Section 11 shall be in effect, the Executive, directly or indirectly, including through any other person or entity, shall not seek business from any Client on behalf of any enterprise or business other than the Company, refer business generated from any Client to any enterprise or business other than the Company, or receive commissions based on sales or otherwise relating to the business from lily Client, enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000 per annum.
     13. Solicitation of Employees. During the periods in which the provisions of Section 11 shall be in effect, the Executive, directly or indirectly, shall not contact or solicit any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.
     14. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) conceived or made by the Executive during his employment with the Company (whether or not actually conceived during regular business hours) and related to the business of the Company, or the business approved by the Board of Directors to be engaged in by the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the actual or approved business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company, The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.
     15. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to Confidential Information vital to the Company’s business, By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Section 11, 12, 13, and 14 hereof, the Company would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company. The Executive hereby agrees that the Company shall be entitled to have Section 11, 12, 13, or 14 hereof specifically enforced (including, without limitation, by injunctions and restraining orders) by any court in the State of New Jersey having equity jurisdiction and agrees to be subject to the jurisdiction of said court. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.
     16. Executive’s Option To Purchase GCAM. Executive hereby agrees and acknowledges that the Stevens Purchase Option (as defined in that certain Letter Agreement between Glenn Stevens and GAIN Capital Holdings, Inc., dated as of January 1, 2007) is hereby terminated in its entirety and all rights of Executive in connection with the Stevens Purchase Option are of no further force and effect.
     17. Company’s Call Option. The Company hereby agrees and acknowledges that that Call Option (as defined in that certain Restricted Stock Unit Agreement, dated as of January1, 2007, by the Company to Glenn Stevens (the “RSU Agreement"» of the Company under the RSU Agreement is hereby terminated, and from and after the date hereof, all 48,820 restricted stock units granted to Glenn Stevens pursuant to the RSU Agreement shall no longer be subject to such Call Option.
     18. Complete Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, benefits and related items and supersede any other prior oral or written agreements, arrangements or understandings between the Executive and the Company. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.
     19. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

     20. Governing Law; Assignability.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to the choice of law provisions thereof.
     (b) The Executive may not, without the Company’s prior written consent, delegate, assign, transfer, convey, pledge, encumber or otherwise dispose of this Agreement or any interest herein. Any such attempt shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company and shall be assumed by and be binding upon any successor to the Company.
     21. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 11. 12, 13, or 14, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining parts thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.
     22. Notices. All notices to the Company or the Executive, permitted or required hereunder, shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:
     If to the Company:
GAIN Capital Holding, Inc.
550 Hills Drive
Bedminster, New Jersey 079221
Attention: Chairman of the Board
If to the Executive, to the address set forth on the first page hereof.
Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.
     23. Section 409A.
     (a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (“section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409 A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A, each payment under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

     (b) To the maximum extent permitted under section 409A, the cash severance payments payable under this Agreement are intended to comply with the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the six-month period following the Executive’s termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A, then such amount shall hereinafter be referred to as the ‘Excess Amount.’ If the Executive is a “key employee” of a publicly traded corporation under section 409 A at the time of his separation from service and if payment of the Excess Amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409 A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A, as determined by the Board, in its sole discretion. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A and the regulations issued thereunder.
     (c) To the extent the Executive is, at the time of his termination of employment under this Agreement, participating in one or more deferred compensation arrangements subject to section 409A, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Agreement shall be deemed to modify or alter those terms and conditions.
     (d) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incuned during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
     25. Separation. All covenants that, by their terms, naturally would survive the termination or expiration of this Agreement, including but not limited to Sections 11, 12, 13, and

14 hereof, shall survive the termination or expiration of this Agreement.
IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Mark E. Galant

Name: Mark Galant
Title: Chairman of the Board

/s/ Glenn Stevens

GLENN STEVENS